MAX RE ANNOUNCES NEW APPOINTMENTS

Hamilton, Bermuda, February 23, 2005. Max Re Capital Ltd. (NASDAQ: MXRE; BSX: MXRE BH) is pleased to announce that its subsidiary, Max Re Ltd., has made the following appointments in its reinsurance division. These appointments, while still pending Bermuda Immigration approval, are part of the continuing effort of Max Re Ltd. to provide outstanding service to its client and broker partners.

John Doucette has been appointed President and Chief Underwriting Officer of Max Re Ltd.’s Reinsurance Division. Mr. Doucette’s responsibilities will include overseeing all underwriting activities, as well as the day-to-day management of the division’s operations.

Clark Hontz has been appointed Vice Chairman, Reinsurance Division. In his capacity, Mr. Hontz will be responsible for business planning/strategy and new business production.

David Kalainoff has been appointed Chief Underwriting Officer, Traditional Reinsurance. Mr. Kalainoff will be responsible for global traditional casualty reinsurance underwriting and production for the division.

Adam Mullan has been appointed Chief Underwriting Officer, Specialty Reinsurance. Mr. Mullan, who is based in Dublin, will be responsible for global specialty lines underwriting activities and production, including Aviation, Marine, Energy and Property.

Robert Cooney, President, CEO and Chairman of Max Re stated, “We expect that this line-up of highly talented and experienced underwriters will continue to provide our clients with the outstanding level of service and responsiveness that they have come to expect, while providing greater clarity and transparency to our underwriting process.”

Max Re Capital Ltd. through its principal operating subsidiaries, Max Re Ltd., Max Insurance Europe Limited and Max Re Europe Limited, offers customized risk financing solutions to property and casualty insurers, life and health insurers and large corporations.

The above remarks about future expectations, plans and prospects for the Company are forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those suggested by such statements. For further information regarding cautionary statements and factors affecting future results, please refer to the Company’s most recent Annual Report on Form 10-K and other documents filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statement whether as a result of new information, future developments or otherwise.

Contact Information:

Keith S. Hynes
Executive Vice President & CFO
441-296-8800
keithh@maxre.bm

N. James Tees
Senior Vice President & Treasurer
441- 296-8800
jimt@maxre.bm